EXHIBIT 99.1

News Release

TranSwitch Announces Repayment of All 4 1/2% Convertible Notes

(Shelton, CT) September 12, 2005- TranSwitch Corporation (NASDAQ:TXCC) announced today that it has paid in full all of its outstanding 4 1/2% Convertible Notes, which matured on September 12, 2005 (the “Notes”). The aggregate principal amount of the Notes outstanding was approximately $24.4 million, and that amount plus accrued interest was paid from the Company’s cash balances.

As previously reported by the Company, as of June 30, 2005, the Company had total cash, cash equivalents and investments in marketable securities of approximately $123.2 million. Total debt outstanding, as of June 30, 2005, included the Notes outstanding principal balance of approximately $24.4 million and the remaining outstanding principal balance of the Company’s 5.45% Convertible Plus Cash Notes, due September 2007, of approximately $80.5 million.

About TranSwitch Corporation:

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices for Broadband, Transport and Switching are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

TranSwitch Corporation

Peter J. Tallian, Senior Vice President and CFO

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com